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                                                                    Exhibit 99.2
                                                                    ------------

[TELXON LOGO]
                                                                    NEWS RELEASE

                   TELXON AND WYSER-PRATTE REACH AGREEMENT

     AKRON, Ohio and NEW YORK, New York - - August 26, 1998 - - Telxon Corporation (Nasdaq - NNM: TLXN) and Guy P. Wyser-Pratte today announced that they have reached an agreement with respect to the Telxon shareholder rights plan, filling the existing vacancy on Telxon's Board of Directors and the shareholder proposals which Mr. Wyser-Pratte announced in June, 1998 that he intended to propose at Telxon's annual meeting scheduled for September 15, 1998.

     Telxon has agreed from September 1, 1998 through May 31, 1999 to take all actions necessary to declare its rights plan inapplicable to any fully financed, all-cash tender offer to purchase all of Telxon's outstanding common stock that, among other things, ensures holders of Telxon common stock a per share price that is the greater of an amount in excess of $40 and 140% of the average closing price per share of Telxon common stock on the Nasdaq National Market System during a specified 20 trading day period ending before announcement of the tender offer.

     Telxon and Mr. Wyser-Pratte have agreed to consult with each other to select a candidate to fill the existing vacancy on Telxon's Board of Directors. In the event that Telxon and Mr. Wyser-Pratte are unable to agree on a mutually acceptable candidate, Telxon has agreed to permit Jonathan R. Macey to fill that vacancy by October 31, 1998. Mr. Wyser-Pratte is withdrawing his nomination of Professor Macey for election to the Telxon Board at the 1998 shareholders meeting.


             Telxon Corporation/Corporate Communications Department
          3330 West Market Street/P.O. Box 5582/Akron, Ohio 44334-0582
                        800-800-8001/Fax (330) 664-2058

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     Mr. Wyser-Pratte has agreed to withdraw all shareholder proposals submitted to Telxon, including those regarding proposed bylaw amendments. Moreover, Mr. Wyser-Pratte has agreed to not make any further proxy solicitations of Telxon's shareholders through January 1, 2000.

     In addition, Telxon and Mr. Wyser-Pratte have agreed to withdraw all litigation relating to Mr. Wyser-Pratte's announced proposals and Telxon's annual meeting.

     Telxon Corporation is a leading global designer and manufacturer of wireless and mobile information systems for vertical markets. The company integrates advanced mobile computing and wireless data communication technology with a wide array of peripherals, application-specific software and global customer services for its customers in more than 60 countries around the world. Telxon's global web site address is: http://www.telxon.com.

                                     # # #

For more information:

Alex Csiszar
Vice President, Investor Relations
Telxon Corporation
(330) 664-2961

Eric Longmire
Senior Managing Director
Wyser-Pratte & Co, Inc.
(212) 495-5357